Exhibit 99.1
G-III APPAREL GROUP, LTD.
For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER FISCAL YEAR 2009 RESULTS
— Net Sales Increase 35% to $113.5 Million—
— G-III Reaffirms Sales and EPS Guidance for the Year —
     New York, New York – September 9, 2008 — G-III Apparel Group, Ltd. (NasdaqGSM: GIII) today announced operating results for the period ended July 31, 2008.
     For the three months ended July 31, 2008, net sales increased by 35% to $113.5 million from $83.9 million last year. The Company reported a net loss of $3.9 million, or $0.23 per share, for the three months ended July 31, 2008, compared to a net loss of $884,000, or $0.05 per share, in the same period last year. The Company noted that the increase in the net loss for the period compared to last year was primarily the result of the seasonal losses of the recently acquired Andrew Marc businesses and Wilsons outlet retail chain.
     Morris Goldfarb, Chairman and Chief Executive Officer, said, “We are pleased to have concluded another good quarter with record second quarter net sales combined with continued strategic development. We have made significant progress in integrating the Andrew Marc businesses acquired in February 2008 and are excited about the Wilsons outlet retail business acquired in July 2008. We believe we are well positioned to realize the benefits of both of these acquisitions in the upcoming fall and holiday seasons.”
     Mr. Goldfarb continued, “Our non-outerwear businesses continue to perform at a high level. Our dress business, led by Calvin Klein, continued to post increased sales and profitability. In another important development, we furthered our key strategic partnership with the Calvin Klein organization through our license agreement to design, market and distribute Calvin Klein ‘better’ women’s sportswear. We expect this year round business to be a meaningful vehicle to grow sales and earnings in the near future and to help offset the seasonality associated with our core outerwear business and newly acquired retail business.”
     Mr. Goldfarb concluded, “We have booked well for the upcoming fall season and believe we are well positioned for a successful second half. We believe that a combination of strong product, compelling brands and diversified distribution will enable us to meet our objectives, notwithstanding the challenges of today’s retail environment.”
Outlook
     For the full fiscal year ending January 31, 2009, the Company expects net sales of approximately $730 million, net income in the range of $23.5 million to $24.4 million, and diluted net income per share between $1.35 and $1.40. The Company is also forecasting EBITDA for the fiscal year ending January 31, 2009 to increase approximately 43% to 47% to a range of approximately $54.0 to $55.5 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income is included in a table accompanying the financial statements in this release.
About G-III Apparel Group, Ltd.
     G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed brands, private labels and its own brands. G-III also operates 116 outlet stores under the Wilsons Leather name. G-III has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, House of Dereon, IZOD, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III works with leading retailers in developing product lines to be sold under their own proprietary private labels. G-III-owned brands include, among others, Andrew Marc, Marc New York, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

          Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, weakness in the retail sector, risks related to the operation of a retail chain, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGSM:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Net sales	$113,462	$83,909	$188,859	$118,997
Cost of sales	84,581	61,969	142,440	89,728

Gross profit	28,881	21,940	46,419	29,269
Selling, general and administrative expenses	32,523	22,056	59,688	38,549

Depreciation and amortization	1,774	1,247	3,355	2,841

Operating loss	(5,416)	(1,363)	(16,624)	(12,121)
Interest and financing charges, net	1,099	147	1,665	412

Loss before income taxes	(6,515)	(1,510)	(18,289)	(12,533)

Income tax benefit	(2,663)	(626)	(7,549)	(5,201)

Net loss	$(3,852)	$(884)	$(10,740)	$(7,332)

Net loss per common share:
Basic and Diluted	$(0.23)	$(0.05)	$(0.65)	$(0.46)

Weighted average shares outstanding:
Basic and Diluted	16,512	16,376	16,497	15,823

	At July 31,	At July 31,
Balance Sheet Data (in thousands):	2008	2007
Working Capital	$77,855	$109,297
Cash	2,982	2,672
Inventory	156,044	98,294
Total Assets	375,832	240,690

Outstanding Borrowings	118,326	25,039

Total Shareholders’ Equity	$163,884	$148,268

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(in thousands)
(Unaudited)

	Forecasted	Actual
	Twelve Months Ending	Twelve Months Ended
	January 31, 2009	January 31, 2008
EBITDA, as defined	$54,000 - $55,500	$37,782

Depreciation and amortization	7,000	5,427

Interest and financing charges, net	6,300	3,158

Income tax expense	17,200-17,800	11,707

Net income	$23,500 - $24,400	$17,490

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.